UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

Appliance Recycling Centers of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

175 Jackson Avenue North, Suite 102, Minneapolis, MN	55343-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On August 19, 2016, the Board of Directors of Appliance Recycling Centers of America, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Timothy M. Matula to serve as a director of the Company. His term of office will continue until the next annual meeting of shareholders. The appointment of Mr. Matula increases the size of the Board to four members. Mr. Matula was also appointed to the Audit Committee. He is considered an independent director and an audit committee financial expert.

Mr. Matula, age 56, is an independent consultant and advises a number of different companies. He joined Shearson Lehman Brothers as a financial consultant in 1992. In 1994 he joined Prudential Securities and when he left Prudential in 1997, he was Associate Vice President, Investments, Quantum Portfolio Manager. Mr. Matula has extensive experience in SEC and Sarbannes-Oxley compliance matters and accounting matters. He also has over 15 years’ experience working in Asia with privately held and publicly-held traded companies. He has a broad range of business experience, investors’ relations and finance. He holds a Bachelor of Science degree in business administration from California State University.

As a non-employee director, Mr. Matula will receive an annual fee of $15,000 for his service as a director and an attendance fee of $1,000 per Board meeting. As a member the Audit Committee, he will receive an additional annual fee of $5,000. As a non-employee director, Mr. Matula will also be granted a stock option for 10,000 shares of common stock under our 2011 Stock Compensation Plan at the date of his appointment to the Board. The stock option will become exercisable in full six months after the date of grant and expire ten years after the date of grant.

There are no arrangements or understandings between Mr. Matula and any other persons pursuant to which Mr. Matula was elected a director. Mr. Matula is not related to any member of the Company’s management or any of the other directors. There are no transactions in which Mr. Matula has an interest requiring disclosure under Item 404(a) of Regulation S-K.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Appliance Recycling Centers of America, Inc.

Date: August 22, 2016	/s/ Tony Isaac
Tony Isaac, Chief Executive Officer